                                                                    Exhibit 99.1


                          [COMMUNITY SHORES BANK LOGO]

FOR FURTHER INFORMATION:

AT COMMUNITY SHORES BANK CORPORATION:
            Heather D. Brolick                     Tracey A. Welsh
            President and CEO                      Senior VP and CFO
            231-780-1800                           231-780-1847
            hbrolick@communityshores.com           twelsh@communityshores.com

MEDIA CONTACT:
            Linda M. Margolin
            Margolin & Associates, Inc.
            216-932-1755
            lmm@margolinIR.com


                  COMMUNITY SHORES ANNOUNCES MANAGEMENT CHANGE

MUSKEGON, Mich. - June 1, 2006 - Community Shores Bank Corporation (Nasdaq:
CSHB) (the "Corporation") announced that Jose Infante, Chairman, President and Chief Executive Officer of the Corporation, and Vice Chairman of Community Shores Bank (the "Bank"), has resigned from the Corporation, effective May 30. At a meeting of the Board of Directors held yesterday, Heather D. Brolick, President of the Bank, was named President and Chief Executive Officer of the Corporation. Subject to a change in the bylaws of the Corporation, the Board plans to name a non-executive Chairman from its present board membership.

Ms. Brolick has over 25 years of commercial banking experience. She has served as Senior Vice President of the Corporation since 1998, President and Chief Operating Officer of the Bank since September of 2003, a member of the Board of Directors of the Bank since December of 2003, and Secretary of the Corporation and of the Bank since 2000. She also served as Senior Vice President for Retail Lending and Operations of the Bank from 1999 through September of 2003, and Chief Operating Officer of the Bank from 2001 through September of 2003.

Ms. Brolick was a member of the team that founded Community Shores in 1998, along with Ralph Berggren, Senior Vice President and Chief Lending Officer, and Tracey A. Welsh, Senior Vice President, Treasurer, and Chief Financial Officer, and Mr. Infante. Commenting on the future of Community Shores, Ms. Brolick stated, "We have the same team in place that has successfully grown the bank to $225 million in assets over the past seven years. I am confident that this team of professional and highly-qualified bankers will continue to execute our branching initiatives and strategies to support growth and profitability. We are committed

                                                                    Exhibit 99.1


to customer service that is unsurpassed in our markets as we meet the financial needs of local businesses and residents in the communities where we live."

Although the company does not provide EPS guidance, Ms. Brolick emphasized that this management change is not connected to any deterioration in the financial condition or performance of Community Shores Bank Corporation; 2006 performance continues to be in line with previous discussions and expectations for the year.

Ms. Brolick is a board member of Hospice of Muskegon-Oceana, an Ambassador and board member of the Chamber of Commerce of Grand Haven-Spring Lake-Ferrysburg, and a board member and Treasurer of the West Shore Symphony Orchestra. She holds a bachelors degree from the University of Redlands, California and received a diploma from the Graduate School of Banking in Madison, Wisconsin. She has been a resident of Northern Ottawa County for the past 16 years.

ABOUT THE COMPANY
Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from three branch offices. Community Shores Bank opened for business in January 1999, and has grown to $225 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol `CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

FORWARD LOOKING STATEMENTS
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                                     # # # #